Exhibit 8.1

Himax Technologies, Inc.
List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Percentage of Our Ownership Interest
Himax Technologies Limited	ROC	100%

Himax Technologies Anyang Limited	South Korea	100%

Wisepal Technologies, Inc.	ROC	100%

Himax Technologies (Samoa), Inc.	Samoa	100%(1)

Himax Technologies (Suzhou) Co., Ltd.	PRC	100%(1)

Himax Technologies (Shenzhen) Co., Ltd.	PRC	100%(1)

Himax Display, Inc.	ROC	87.5%

Integrated Microdisplays Limited	Hong Kong	100%(2)

Himax Analogic, Inc. (formerly Amazion Electronics, Inc.)	ROC	86.3%

Himax Imaging, Inc.	Cayman	100%

Himax Imaging Ltd.	ROC	100%

Himax Imaging Corp.	California, USA	100%

(1) Indirectly, through our 100% ownership of Himax Technologies Limited
(2) Indirectly, through our 87.5% ownership of Himax Display, Inc.